Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-142271) pertaining to the DCP Midstream Partners, LP Long Term Incentive Plan,
(2)	Registration Statement (Form S-3 No. 333-175047) of DCP Midstream Partners, LP,
(3)	Registration Statement (Form S-3 No. 333-182116) of DCP Midstream Partners, LP, and
(4)	Registration Statement (Form S-3 No. 333-182642) of DCP Midstream Partners, LP;

of our report dated February 27, 2013, with respect to the consolidated financial statements of Discovery Producer Services LLC included in this Annual Report (Form 10-K) of DCP Midstream Partners, LP for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

February 27, 2013